FOR IMMEDIATE RELEASE
- ---------------------
Contact: Jeff Paletz, President
Choicetel Communications, Inc.
612-544-1260


CHOICETEL COMMUNICATIONS AGREES TO SELL MIDWEST PAYPHONES AND ANNOUNCES 3RD QUARTER RESULTS

Minneapolis- Choicetel Communications, Inc. (NASDAQ): PHON Announced that it has entered into an agreement to sell approximately 2,000 of its payphones located in Minnesota, Wisconsin, Iowa, North Dakota and New York to Access Anywhere LLC based in Minneapolis. Terms were not disclosed. The transaction is expected to close in December, following shareholder approval and the satisfaction of other conditions.

Choicetel Communications also operates payphone routes in Philadelphia, Oregon, and Puerto Rico, and these phones are not included in the announced transaction.

Jeff Paletz President of Choicetel Communications stated "This sale is another significant step toward the planned divestiture of payphone assets in order to enable the company to redeploy its financial and human resources."

Choicetel Communications' third quarter earnings were $26,000 or 1 cent per share. Income before taxes increased approximately $8,000 or 20% compared to the three months ended September 30, 1998. The 1999 quarter included a charge of approximately $110,000 paid to consultants to develop an internet access terminal business plan. CEO Jeff Paletz stated "though average revenue on a per phone basis is down from last year, savings in line charges, long distance expense, and marketing expenses, helped to make up for much of the decline in revenue."

Total revenue for the nine months ending September 30, 1999 was $8,090,000 an increase of approximately $1,313,000 or 19.3% compared to the nine months ending September 30, 1998. The net loss for the first nine months of 1999 is $33,000 or 1 cent per share. This compares to net income of $99,000 or 3 cents per share for the first nine months of 1998.

                 CHOICETEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATION
                 THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999
                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                                          Three months ended          Three months ended            % Change
                                                          September 30, 1999          September 30, 1998
Revenue                                                                2,936                       2,863                2.5%
Cost of service                                                        1,266                       1,280               (1.1)
Gross Margin                                                           1,670                       1,583                5.5

Selling, general and admin                                             1,089                         939               16.0
Depreciation and Amortization                                            345                         420              (21.7)
Interest                                                                 133                         126                5.6
Sales tax contingency                                                     55                          58               (5.5)

Income (loss) before taxes                                                48                          40               20.0
Provision (credit) for income tax                                         22                          16               37.5
Net income (loss)                                                         26                          24                8.3
Per share net income                                                    0.01                        0.01
Shares outstanding - weighted avg                                      2,915                       2,915
Per share diluted net income                                            0.01                        0.01
Shares outstanding - diluted                                           2,915                       2,915

                                                           Nine months ended           Nine months ended                   %
                                                          September 30, 1999          September 30, 1998              Change
Revenue                                                                8,090                       6,777               19.3%
Cost of service                                                        3,704                       2,886               28.3
Gross Margin                                                           4,386                       3,891               12.7

Selling, general and admin                                             2,865                       2,334               22.8
Depreciation and Amortization                                          1,053                       1,001                5.2
Interest                                                                 368                         199               84.9
Sales tax contingency                                                    159                         191              (20.1)

Income (loss) before taxes                                               (59)                        165                n.m.
Provision (credit) for income tax                                        (26)                         66                n.m.
Net income (loss)                                                        (33)                         99                n.m.
Per share net income                                                   (0.01)                       0.03                n.m.
Shares outstanding - weighted avg                                      2,915                       2,915
Per share diluted net income                                           (0.01)                       0.03                n.m.
Shares outstanding - diluted                                           2,915                       2,915


                 FIGURES IN THOUSANDS EXCEPT PER SHARE NUMBERS.
                 ---------------------------------------------